As filed with the Securities and Exchange Commission on May 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Frontier Communications Parent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2359749
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1919 McKinney Avenue, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Frontier Communications Parent, Inc. 2024 Management Incentive Plan

(Full Title of Plan)

Scott Beasley

Chief Financial Officer

1919 McKinney Avenue

Dallas, Texas

(972) 445-0042

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rod Miller, Esq. Milbank LLP 55 Hudson Yards New York, New York 10001 (212) 530-5022	Mark D. Nielsen Chief Legal & Regulatory Officer 1919 McKinney Avenue Dallas, Texas 75201 (972) 445-0042

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Frontier Communications Parent, Inc. (the “Company” or the “Registrant”) to register 9,916,334 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be offered and issued under the Company’s 2024 Management Incentive Plan (the “2024 Plan”).

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide, free of charge, all participants in the 2024 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the United States Securities and Exchange Commission (the “Commission” or the “SEC”) under the Securities Act of 1933, as amended upon a written request to the Company’s Corporate Secretary, 1919 McKinney Avenue, Dallas, Texas 75201 or by calling (972) 445-0042. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

•	The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023 as filed with the Commission on February 23, 2024;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ending March 31, 2024 as filed with the Commission on May 3, 2024;

•

The Company’s definitive proxy statement on Schedule 14A as filed with the Commission on April  3, 2024, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023;

•

The Company’s Current Reports on Form 8-K, as filed with the Commission on February  5, 2024, April  18, 2024, May  20, 2024, and May 23, 2024 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

•

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on May 3, 2021, including any amendment or report filed for the purpose of updating such description.

The information incorporated by reference in this Registration Statement, and information that the Company subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, is considered to be a part of this Registration Statement and will automatically update and supersede any earlier information. Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly otherwise stated therein, or any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

As permitted by section 102 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), eliminates the liability of a director to the Registrant and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under section 174 of the DGCL, for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws (“By-Laws”) provide that to the fullest extent permitted by applicable law as then in effect, the Registrant shall indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The right to indemnification conferred in the By-laws includes the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect.

The above discussion of the DGCL and the Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the By-laws.

The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following instruments and documents are included as exhibits to this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Frontier Communications Parent, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on April 30, 2021).

3.2	Amended and Restated Bylaws of Frontier Communications Parent, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on November 14, 2022).

4.1*	Frontier Communications Parent, Inc. 2024 Management Incentive Plan.

5.1*	Opinion of Milbank LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Milbank LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th of May, 2024

FRONTIER COMMUNICATIONS PARENT, INC.

By:	/s/ Scott Beasley
Scott Beasley
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company, hereby severally constitute and appoint Mark D. Nielsen and Anne C. Meyer, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for us in our name in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8 filed by the Company with the SEC, and generally to do all such things in our name and behalf in such capacities to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 29th, 2024:

SIGNATURE	TITLE

/s/ Nick Jeffery Nick Jeffery	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott Beasley Scott Beasley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ William J. McGloin William J. McGloin	Chief Accounting Officer (Principal Accounting Officer)

/s/ John G. Stratton John G. Stratton	Executive Chairman of the Board of Directors

/s/ Kevin L. Beebe Kevin L. Beebe	Director

/s/ Lisa V. Chang Lisa V. Chang	Director

/s/ Pamela L. Coe Pamela L. Coe	Director

/s/ Stephen C. Pusey Stephen C. Pusey	Director

/s/ Margaret M. Smyth Margaret M. Smyth	Director

/s/ Maryann Turcke Maryann Turcke	Director

/s/ Pratabkumar Vemana Pratablcumar Vemana	Director

/s/ Woody Young Woody Young	Director